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                                                                    EXHIBIT 10.3





                                EXCLUSIVE LICENSE
                           AND DISTRIBUTION AGREEMENT


                                     BETWEEN


                                  NOVAVAX, INC.


                                       AND


                           KING PHARMACEUTICALS, INC.





                                JANUARY 8, 2001




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                                TABLE OF CONTENTS



1.   DEFINITIONS........................................................1

2.   APPOINTMENT AND GRANT OF RIGHTS....................................1
   2.1    Appointment...................................................1
   2.2    Right to Promote Products.....................................2
   2.3    Trademark.....................................................2
   2.4    Ownership of Property Rights..................................3

3.   SUPPLY OF PRODUCTS.................................................4
   3.1    Manufacture and Supply of Products............................4
   3.2    Quarterly Forecasts; Purchase Orders..........................4
   3.3    Delivery of Products..........................................6
   3.4    Product Samples...............................................7
   3.5    Labeling and Packaging Costs..................................7

4.   CERTAIN REGULATORY MATTERS.........................................7
   4.1    Licenses......................................................7
   4.2    Regulatory Responsibility.....................................7
   4.3    Efficacy and Safety Information...............................8
   4.4    Notice of Adverse Events......................................8
   4.5    Recalls; Product Technical Complaints.........................9
   4.6    Notice of Government Inspections.............................10
   4.7    Government Inquiries.........................................10
   4.8    Medical Inquiries............................................10

5.   FEES AND EXPENSES.................................................10
   5.1    Purchase Price...............................................10
   5.2    Royalty Payment..............................................11

6.   INSPECTION AND WARRANTY OF PRODUCTS...............................12
   6.1    Inspection by KING...........................................12
   6.2    Disputes over Products.......................................12
   6.3    Replacement of Products that are not Acceptable Products.....12

7.   TERM AND TERMINATION..............................................13
   7.1    Term of Agreement............................................13
   7.2    Termination by NOVAVAX.......................................13
   7.3    Termination by KING..........................................14
   7.4    Effects of Termination.......................................14
   7.5    Actions Upon Termination.....................................15
   7.6    Survival.....................................................15
   7.7    Payments Upon Termination....................................15


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8.   CONFIDENTIAL INFORMATION..........................................16

9.   INDEMNIFICATION AND INSURANCE.....................................17
   9.1    Indemnification by KING......................................17
   9.2    Indemnification by NOVAVAX...................................18
   9.3    Claims Procedures............................................18
   9.4    Insurance....................................................19

10.  REPRESENTATIONS AND WARRANTIES....................................19
   10.1   By KING......................................................19
   10.2   By NOVAVAX...................................................19

11.  NOTICES...........................................................21

12.  MISCELLANEOUS PROVISIONS..........................................22
   12.1   Assignment; Change of Control................................22
   12.2   Governing Law................................................23
   12.3   Non-Waiver...................................................23
   12.4   Entire Agreement.............................................23
   12.5   Jurisdiction; Venue..........................................23
   12.6   Severability.................................................25
   12.7   Relationship of the Parties..................................25
   12.8   Public Announcements.........................................25
   12.9   Counterparts.................................................25
   12.10     Force Majeure.............................................26
   12.11     Interpretation............................................26
   12.12     Certain Expenses and Commissions..........................26
   12.13     Third Party Beneficiaries.................................26
   12.14     Covenant Not to Promote Competing Product.................26
   12.15     Headings..................................................27

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                  EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT


                  THIS EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT (this "Agreement") is entered into and effective as of this 8th day of January, 2001 (the "Effective Date"), by and between KING PHARMACEUTICALS, INC., a Tennessee corporation ("KING"), and NOVAVAX, INC., a Delaware corporation ("NOVAVAX").

                  WHEREAS, KING is engaged in the business of and has expertise in, among other things, the promotion of pharmaceutical products to physicians and health care practitioners who specialize in the practice of obstetrics or gynecology or who frequently prescribe hormone replacement therapy products ("OB/GYN"), and has a field representative sales force focused on the OB/GYN community;

                  WHEREAS, NOVAVAX owns or will own a patent or patents related to the Products (as well as other intellectual property rights in the Products) and expects to file with the FDA a New Drug Application for ESTRASORB(R);

                  WHEREAS, KING and NOVAVAX desire for NOVAVAX to manufacture or have manufactured and supply KING with Products for promotion, distribution and sale by KING in the Territory and NOVAVAX desires to manufacture or have manufactured and supply KING with such Products on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


1.       DEFINITIONS

                  Capitalized terms used herein without definition shall have the respective meanings assigned thereto in Annex I attached hereto and incorporated herein for all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, all references herein to "Sections" are to Sections of this Agreement.


2.       APPOINTMENT AND GRANT OF RIGHTS

         2.1      APPOINTMENT.

                  NOVAVAX hereby appoints KING as its exclusive distributor of the Products within the Territory during the Term of this Agreement, upon and


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subject to the terms and conditions set forth in this Agreement. The exclusivity set forth in this Agreement shall be subject to any limitations provided under applicable law, regulation or governmental guideline including, without limitation, any published directive of the European Union.

         2.2      RIGHT TO PROMOTE PRODUCTS.

                  NOVAVAX hereby grants to KING and its Affiliates, the exclusive right and license to promote, market, distribute and sell the Products within the Territory during the Term of this Agreement, upon and subject to the terms and conditions set forth in this Agreement. NOVAVAX shall not, nor shall it permit its Affiliates, sublicensees, or any other party to, promote, market, distribute or sell the Products within the Territory during the Term of this Agreement. KING agrees to use Commercially Reasonable Efforts to obtain regulatory authority to market and sell the Products within such countries in the Territory as KING determines in its reasonable judgment is reasonable and, after obtaining such regulatory authority, to use Commercially Reasonable Efforts to promote, market, offer-to-sell and sell the Products in the Territory, in such a manner as to effectuate KING's and NOVAVAX's purposes in this Agreement.

         2.3      TRADEMARK.

                  (a) Required Use and Compliance. NOVAVAX hereby grants to KING a license to use the NOVAVAX Trademarks, which are set forth in Exhibit 2.3(a), for the duration of this Agreement solely for advertising, displaying, marketing, promoting, using, offering-for-sale, selling, distributing, importing and/or exporting the Products in accordance with this Agreement. KING shall promote the Products only under the NOVAVAX Trademarks. KING shall not use any trademark or servicemark other than the NOVAVAX Trademarks in promoting the Products without the prior written approval of NOVAVAX. In connection with the subject matter hereof, KING shall use the NOVAVAX Trademarks only in a manner consistent with NOVAVAX's trademark usage guidelines (the "NOVAVAX Guidelines") and shall not use any NOVAVAX Trademark in connection with any goods or products other than the Products, notwithstanding that such goods or products are dissimilar to the Products or have a different use. The parties shall develop the NOVAVAX Guidelines as soon as practicable after the Effective Date. KING shall use the NOVAVAX Trademarks only to the extent authorized herein. NOVAVAX shall not use, nor permit any third party to use, the NOVAVAX Primary Brand Trademarks or other NOVAVAX Trademarks used exclusively with respect to the Products in the Territory during the Term of this Agreement.

                  (b) Validity of Trademarks. KING acknowledges the validity of NOVAVAX's right, title and interest in and to the NOVAVAX Trademarks and KING shall not have, assert or acquire any right, title or interest in or to any of



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the NOVAVAX Trademarks, except as otherwise explicitly provided in this
Agreement.

                  (c)      Notice of Infringement.

                           (i)      KING shall give NOVAVAX notice of any
infringement or threatened infringement of any NOVAVAX Trademarks used in connection with this Agreement. Except as otherwise provided in Section 2.3(c)(ii) below, NOVAVAX shall determine in its sole discretion what action, if any, to take in response to the infringement or threatened infringement of its Trademark. In the event that NOVAVAX chooses to take enforcement action in response to the infringement or threatened infringement of its Trademark, KING shall reasonably cooperate in such enforcement; provided, however, that NOVAVAX shall reimburse KING for reasonable expenses incurred by KING that are related to such enforcement.

                           (ii)     NOVAVAX agrees to identify the primary brand
Trademarks of the Products (each a "Primary Brand Trademark"). Exhibit 2.3(c)(ii) sets forth the list of Primary Brand Trademarks for the Products as of the Effective Date. As to each Primary Brand Trademark only, if NOVAVAX fails to take enforcement action within ninety (90) days following notice thereof in response to the infringement or threatened infringement of its Trademark in the Territory, then KING shall have the right, in its sole discretion, to conduct litigation or other enforcement proceedings to prevent such infringement at NOVAVAX's expense. In such event, NOVAVAX shall reasonably cooperate in such enforcement.

                           (iii)    The parties shall cooperate in good faith
with respect to all Trademark enforcement actions hereunder, and each party shall notify the other party promptly of all substantive developments with respect to such Trademark enforcement actions, including, without limitation, all material filings, court papers and other related documents. Each party shall consider the timely given, reasonable comments and advice of the other party with respect to the strategy employed and submissions made relative to any Trademark enforcement actions. The party enforcing such Trademark action shall retain for its own account any damages or other monetary relief obtained in connection therewith.

         2.4      OWNERSHIP OF PROPERTY RIGHTS.

                  Each party will retain ownership of all information, data, Know-How, inventions, discoveries, programs, copyrights, improvements, devices, designs, apparatus, patents, patent applications, practices, processes, methods, products, techniques, trade secrets, ideas, or other intellectual property owned by it at the commencement of this Agreement.



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3.       SUPPLY OF PRODUCTS

         3.1      MANUFACTURE AND SUPPLY OF PRODUCTS.

                  (a) Subject to the provisions of this Section 3, during the Term of this Agreement, NOVAVAX shall use Commercially Reasonable Efforts to manufacture or have manufactured for and supply to KING, Products for KING's promotion, marketing, distribution, and sale of the Products in the Territory. All Products supplied under this Agreement are to be supplied in finished form, in the quantities specified in KING's purchase orders placed with NOVAVAX pursuant to Section 3.2 below and in conformity with the Specifications for the Product.

                  (b) NOVAVAX may subcontract all or any part of its manufacturing obligations hereunder if it provides no less than six (6) months' written notice of its intent to do so to KING, and KING (i) declines to take over such manufacturing obligations and (ii) provides its consent to such subcontractor, which consent shall not be unreasonably withheld or delayed. Any such subcontractor shall be reputable and shall have sufficient expertise to perform its obligations. Notwithstanding the foregoing, NOVAVAX shall not be required to notify KING or obtain KING's consent with respect to its purchase of materials from third parties for use in its manufacture of the Products hereunder.

                  (c) In the event that NOVAVAX is or reasonably expects to be unable to supply KING with KING's requirements of Products, based on KING's most recent Binding Quarterly Forecast, NOVAVAX shall so notify KING and KING shall, in addition to KING's other remedies, be permitted to manufacture or have manufactured that quantity of KING's requirements of Products which NOVAVAX is obligated to but is unable to supply hereunder.

                  (d) NOVAVAX shall manufacture, package, label, and ship or cause to be manufactured, packaged, labeled and shipped the Products and samples of the Products in conformity with the Specifications for the Product and in accordance with all applicable laws, including, without limitation, the Act and all applicable regulations thereunder, the NDA and current Good Manufacturing Practices and all other applicable laws in the U.S. or in the Territory.

         3.2      QUARTERLY FORECASTS; PURCHASE ORDERS.

                  (a)      KING shall provide NOVAVAX with a rolling fifteen
(15) month forecast of its expected purchases of the Product, at least one full Calendar Quarter prior to the Calendar Quarter during which KING desires that NOVAVAX supply it with the Products. The forecast for the first three (3) months in each fifteen (15) month forecast shall be binding upon KING, and the forecast for the subsequent twelve (12) months shall not be binding. The



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first such fifteen (15) month forecast shall be provided by KING to NOVAVAX at least one full Calendar Quarter prior to the Calendar Quarter in which the first commercial sale of the Product following regulatory approval to sell the Product in the Territory for use in humans is projected ("First Commercial Sale").

                  (b) Under Section 3.2(a) above, the forecast for those quarters which is binding upon KING and NOVAVAX shall be a "Binding Quarterly Forecast," and the forecasts under Section 3.2(a) which are non-binding upon KING and NOVAVAX shall be "Non-binding Forecasts." A Binding Quarterly Forecast shall be accompanied by an order for the Product reflected in the Binding Quarterly Forecast, subject to quantity modifications as set forth in Section 3.2(c) below.

                  (c) KING may modify the order represented by a Binding Quarterly Forecast for a period of thirty (30) days after receipt of the Binding Quarterly Forecast by NOVAVAX, within the constraints set forth below. The quantity of each Product ordered by KING in any Calendar Quarter shall not be less than seventy-five percent (75%) of the quantity of such Product specified in the Binding Quarterly Forecast applicable to such Calendar Quarter. Additionally, NOVAVAX shall not be obligated to supply that quantity of any Product in any Calendar Quarter that is more than one hundred twenty-five percent (125%) of the quantity of such Product specified in the Binding Quarterly Forecast applicable to such Calendar Quarter, but will use its Commercially Reasonable Efforts to supply KING's orders of up to one hundred fifty percent (150%) of the quantity of such Product specified in the Binding Quarterly Forecast applicable to such Calendar Quarter.

                  (d) KING shall place purchase orders with NOVAVAX in accordance with the applicable Binding Quarterly Forecast. The orders placed by KING hereunder shall specify, in a format agreed upon by the parties, the quantities of each Product desired (consistent with Section 3.2(c) above), the place(s) to which delivery is to be made, and the manner and dates by which delivery is to be made (said delivery dates to be no earlier than ninety (90) calendar days after the purchase order date). All purchase orders shall be sent by KING to the attention of the following employee of NOVAVAX or as otherwise instructed by NOVAVAX.

                  Name:        James Mirto
                  Title:       Senior Vice President, Chief Operating Officer
                  Address:     Novavax, Inc.
                               8320 Guilford Road
                               Columbia, Maryland  21046
                  FAX:         (301) 854-3901


The terms of any purchase order or acknowledgment thereof or any other documents relating to KING's purchase of Products from NOVAVAX hereunder



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shall be superceded by the terms of this Agreement. All such purchase orders shall be deemed accepted unless NOVAVAX notifies KING of its non-acceptance no later than seven (7) days after its receipt of such purchase order.

         3.3      DELIVERY OF PRODUCTS.

                  (a) Subject to the terms and conditions of this Agreement, including Section 3.2(e), NOVAVAX shall execute all accepted purchase orders consistent with this Agreement by delivery to the destination within the United States recited therein of all ordered quantities of the Products no later than the delivery dates provided in KING's purchase orders. Subject to Section 3.2(e), KING may reschedule shipment of any Product order, for not greater than 120 days, upon written notice to NOVAVAX at least sixty (60) days prior to the scheduled shipping date for such order. Title and risk of loss for each order will pass to KING when such order of Products is delivered to its destination in the United States.

                  (b) As of the time of such delivery by NOVAVAX, each lot of the Products will conform to its Specifications. NOVAVAX shall perform release testing in a manner consistent with testing methods agreed upon by the parties or, absent any such agreement, as heretofore conducted by NOVAVAX. NOVAVAX shall provide to KING a certificate of analysis with each shipment of the Products to KING or its designated recipient stating that the Products conform to their Specifications and meet the release specifications. The certificate of analysis shall be in a format agreed upon by the parties. Upon KING's written request, NOVAVAX will also provide KING with a copy of the relevant available manufacturing and controls information for the applicable lot(s) ordered.

                  (c) All purchase orders for the Products placed by KING shall be whole number multiples of the production batch sizes used by NOVAVAX. The parties acknowledge and agree that the quantity of the Product delivered to KING hereunder may differ by up to ten percent (10%) from the quantity requested in the purchase order. In the event that the quantity delivered hereunder differs from the quantity requested in the purchase order, KING shall pay NOVAVAX for the quantity delivered rather than the quantity requested in the purchase order.




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         3.4      PRODUCT SAMPLES.

                  Except as provided in this Section 3.4, Product samples shall be deemed Products hereunder and shall be subject to the same terms and conditions of other Products. NOVAVAX shall provide KING with samples of the Products to be used by KING solely in marketing and promoting the Products in the Territory. NOVAVAX shall ship the samples to one central warehouse of KING in the United States, as designated by KING, and title and risk of loss and responsibility for handling and warehousing of the samples shall pass to KING upon delivery to such warehouse in the United States. All samples of the Products provided to KING hereunder shall be accompanied by an appropriate certificate of analysis of the Product Specifications and an indication of expiration dating.

         3.5      LABELING AND PACKAGING COSTS.

                  KING shall reimburse NOVAVAX for the direct costs of any manufacturing, packaging, and labeling materials and components paid for by NOVAVAX in reliance upon forecasts submitted by KING hereunder which become obsolete and which cannot be returned for a refund or otherwise used by NOVAVAX upon any change by KING or its Affiliate in the packaging or labeling of the Products. At its option, KING will pay for the return or destruction of the obsolete materials or components.

4.       CERTAIN REGULATORY MATTERS

         4.1      LICENSES.

                  Except as otherwise set forth in this Agreement, each party hereto shall, at its sole cost and expense, maintain in full force and effect all necessary licenses, permits and other authorizations required by law, regulation, ordinance or statute to carry out its duties and obligations in the Territory under this Agreement.

         4.2      REGULATORY RESPONSIBILITY.

                  All regulatory matters regarding the Products within and arising from or related to the promotion, marketing or sales of the Products within the Territory shall be the responsibility of, and shall remain under the control of KING, subject to NOVAVAX's responsibilities in matters related to the Products outside the Territory, including without limitation NOVAVAX's responsibilities relating to the manufacturing of the Products in accordance with applicable FDA regulations and current Good Manufacturing Practices. Notwithstanding the foregoing, KING shall promptly provide NOVAVAX with copies of all communications received from any regulatory agency or authority concerning the Products or any Marketing Materials related to the Products in the Territory



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and/or arising from or related to the promotion, marketing or sales of the
Products within the Territory and shall submit copies of all such communications and filings to be made to any regulatory agency or authority within the Territory for prior review and comment within five (5) business days. KING shall provide adequate notice to NOVAVAX and shall include NOVAVAX in all meetings with a regulatory agency or authority within the Territory, electronic, in person, or otherwise. KING shall give due consideration to all comments timely made by NOVAVAX and shall notify NOVAVAX, in writing, if it declines to address any such comments, stating the reason therefor.

         4.3      EFFICACY AND SAFETY INFORMATION.

                  Each party shall furnish the other with efficacy and safety information in its possession as reasonably requested to assist each party in the performance of its obligations under this Agreement, including without limitation relevant clinical and safety data included in the NDA (or comparable filing in the Territory) for the Products and additional information, if any, related to the efficacy and safety profile of the Products. Except for that information that is to be disclosed to OB/GYN's in connection with conducting details, such information shall be treated as Confidential and Proprietary Information pursuant to Section 8 of this Agreement and shall not be disclosed to third parties without the prior written approval or direction of the party owning such Confidential and Proprietary Information.

         4.4      NOTICE OF ADVERSE EVENTS.

                  Each party shall promptly notify the other party of any event(s) that materially affect(s) or could reasonably be expected to materially affect the marketing of the Products, including without limitation adverse drug reactions and governmental inquiries. Serious Adverse Events for the Products learned of by KING shall be submitted in writing to NOVAVAX within two (2) business days from the date of learning thereof by KING. Non-Serious Adverse Events for the Products learned of by KING shall be submitted in writing to NOVAVAX no more than five (5) business days from the date of learning thereof by KING. KING and/or its Affiliates shall have the sole responsibility for reporting and responding to such events to applicable regulatory authorities in the Territory; provided, that NOVAVAX may take such actions (including issuing such reports) as it determines are required by applicable law. KING shall promptly provide NOVAVAX with copies of all periodic reports and product safety update reports relating to the Products which are filed or received from third parties relating to the Territory. Notwithstanding the foregoing, within one hundred twenty (120) days after the Effective Date, the parties shall meet and establish a standard operating procedure ("SOP") addressing the responsibilities of each party with respect to adverse event reporting, which SOP shall supercede this Section 4.4, it being understood, however, that KING shall have the



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responsibility of reporting all adverse events to the appropriate regulatory authorities in the Territory.

                  4.5      RECALLS; PRODUCT TECHNICAL COMPLAINTS.

                  (a) KING shall have the sole authority and responsibility to respond to any regulatory agencies in the Territory, to respond to Product Technical Complaints and medical complaints and to handle all recalls or market withdrawals of the Products in accordance with applicable law, at its cost and expense; provided, however, that if any such recalls or market withdrawals of the Products are caused solely by actions or inactions by NOVAVAX constituting a breach of the provisions of this Agreement or a violation of applicable law, NOVAVAX, as KING's sole remedy, shall bear all reasonable costs associated with such actions or inactions in connection therewith, provided, however, that NOVAVAX shall have no obligation to reimburse KING for any incidental or consequential damages incurred in connection therewith, including, without limitation, any lost profits.

                  (b) Each party shall promptly (but in any case, not later than 48 hours) notify the other party in writing of any order, request or directive of a court or other governmental authority to recall or withdraw a Product. KING shall be solely responsible for determining whether to issue a recall or withdrawal (but shall comply with all applicable laws, regulations and governmental guidelines in making such determination) and for the cost and expense of any such recall or withdrawal of the Products, provided, however, that KING shall give due consideration to all comments timely made by NOVAVAX relating to the manufacturing of the Products and shall notify NOVAVAX, in writing, if it declines to address any such comments, stating the reason therefor. If a recall or market withdrawal is due to KING's failure to satisfy its obligations hereunder, then NOVAVAX shall be relieved of its obligations to supply the Product hereunder until the cause of such recall or withdrawal has been resolved to the satisfaction of the parties and the FDA.

                  (c) In the event of any recall or product withdrawal resulting solely from NOVAVAX's wrongful or willfully negligent acts or omissions, NOVAVAX shall, as KING's sole remedy (together with the recovery set forth in Sections 4.5(a) and (d)), for such act or omission, at the election of KING, either:

                           (i)      supply Products, without charge to KING, in
an amount sufficient to replace the amount of Products recalled or withdrawn; or

                           (ii)     refund to KING, or give credit to KING
against outstanding receivables due from KING against the Purchase Price or Royalty Payments for Products to be delivered to KING in the future, in amounts equal to the price paid by KING to NOVAVAX for Products so recalled or withdrawn plus



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the reasonable transportation costs incurred by KING and not recovered by KING in respect of such recalled or withdrawn Products.

                  (d) In the event of any recall or withdrawal arising out of or resulting from one party's breach of this Agreement, negligence or willful misconduct , the breaching party shall also pay to the other party, the other party's reasonable out-of-pocket expenses incurred in connection with such recall or withdrawal.

         4.6      NOTICE OF GOVERNMENT INSPECTIONS.

                  Each party agrees that, to the extent it becomes aware of the results, observations and/or outcome of any inspections or audits of the facilities or operations involved in the manufacture, processing, testing or packaging of the Products conducted by governmental agencies, including without limitation the FDA, it will notify the other of any such information as it relates to the Products within three (3) days of obtaining the information. Each party will provide the other with copies of reports of quality audits conducted by it and will apprise the other of material manufacturing, marketing, promotion, sales or other issues affecting supply of the Products.

         4.7      GOVERNMENT INQUIRIES.

                  Upon being contacted by any federal, state, or local agency for any regulatory purpose pertaining specifically to this Agreement or to the Products, a party shall immediately notify the other party. Either party may permit unannounced inspections of Products or facilities by a regulatory agency with competent jurisdiction and respond to the extent necessary to comply with its obligations under applicable law.

         4.8      MEDICAL INQUIRIES.

                  KING shall handle all medical inquiries concerning the Products in or from the Territory. KING shall notify NOVAVAX of any medical information requests and/or medical inquiries.

5.       FEES AND EXPENSES

         5.1      PURCHASE PRICE.

                  (a) KING shall purchase from NOVAVAX, and NOVAVAX shall sell to KING, the Products at the price equal to the Cost of Products plus ten percent (10%) (the "Purchase Price"). NOVAVAX may, from time to time, by written notice to KING, increase the purchase price for one or more Products by an amount equal to the increase in NOVAVAX's costs for labor and materials used in



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connection with the manufacture, storage and/or delivery to KING of such
Products; provided, however, that during the twelve (12) month period following the Effective Date, NOVAVAX shall not increase the purchase price for any Product because of any increased labor cost experienced by NOVAVAX.

                  (b) In addition to the Purchase Price, KING shall pay all actual freight, insurance and government sales, use, excise, property, import, export or similar taxes or excises imposed on purchases for resale, and duties and other fees (except tax on income to NOVAVAX) incurred in connection with the sale and shipment of the Products to KING.

                  (c) NOVAVAX shall keep adequate and complete records, in accordance with GAAP, of all Costs of Products. Such records shall include all information necessary to verify the total amount and computation of the Purchase Price due hereunder and NOVAVAX's compliance with the terms and conditions of this Agreement, and shall be available once per year to inspection by or on behalf of KING during normal business hours, upon reasonable notice, to verify such costs and whether an increase in such costs has occurred and to verify NOVAVAX's compliance with this Agreement. NOVAVAX shall retain such records for not fewer than twenty-four (24) months after the close of any calendar year to which they relate or such period as required by the FDA. NOVAVAX agrees to make prompt adjustment, if necessary, to compensate for any errors or omissions disclosed by such inspection. Should such inspection reveal a shortfall of more than three percent (3%) between the costs actually incurred and the Costs of Products reported to KING, the cost of such inspection shall be paid by NOVAVAX.

                  (d) Payments to NOVAVAX for the Purchase Price of delivered Products shall be made by KING within thirty (30) days after the later of (i) the date of delivery thereof to the destination specified by KING, and
(ii) the date of invoice from NOVAVAX.

         5.2      ROYALTY PAYMENT.

                  (a) In addition to the amounts paid under Section 5.1, KING agrees to pay royalties only on the Net Sales of the Products at an annual rate of seven and one-half percent (7.5%) of Net Sales of the Products in the Territory. Such royalties are payable forty-five (45) days after the end of each Calendar Quarter in which Products are sold during the Term of this Agreement.

                  (b) KING shall keep adequate and complete records, in accordance with GAAP, showing all Net Sales of Products with respect to which royalties are due under this Agreement. Such records shall include all information necessary to verify the total amount and computation of royalties due hereunder and KING's compliance with the terms and conditions of this Agreement, and shall be available once per year to inspection by or on behalf of

NOVAVAX during normal business hours, upon reasonable notice, to verify the amounts thereof or to ascertain such amounts in the event of a failure of KING to report and to verify KING's compliance with this Agreement. KING shall retain such records for not fewer than twenty-four (24) months after the close of any calendar year to which they relate or such period as required by the FDA. KING agrees to make prompt adjustment, if necessary, to compensate for any errors or omissions disclosed by such inspection. Should such inspection reveal a shortfall of more than three percent (3%) between the royalties reported and those actually owed by KING, the cost of such inspection shall be paid by KING.

         5.3      DISTRIBUTION, WAREHOUSING, BILLING, PRICING.

                  KING (and/or its Affiliates) shall have the sole responsibility for the distribution, warehousing, billing and order confirmation of the Products after receipt at the designated destination and for the collection of receivables resulting from sales of the Products in the Territory. KING shall have the sole authority to determine the price of the Products in the Territory during the Term, including resale price increases and decreases and the timing thereof.

6.       INSPECTION AND WARRANTY OF PRODUCTS

         6.1      INSPECTION BY KING.

                  Within forty-five (45) days from the date of delivery of Products to the destination specified by KING, KING may analyze such Products delivered to KING for purposes of determining whether the same meet their Specifications and were manufactured in accordance with the NDA ("Acceptable Products"). KING shall notify NOVAVAX in writing within said forty-five (45) days of any Product or portion thereof which KING is returning because it is not an Acceptable Product.

         6.2      DISPUTES OVER PRODUCTS.

                  If NOVAVAX, after good faith consultation with KING, disputes any finding by KING that a Product is not an Acceptable Product, then representative samples of such Product shall be forwarded to a third party jointly selected by NOVAVAX and KING, in their reasonable discretion, for analysis, which analysis shall be performed in compliance with applicable FDA regulations and governmental regulations in the Territory for re-testing of pharmaceutical products. The findings of such third party regarding whether the Product was an Acceptable Product shall be binding upon the parties. The cost of such analysis by such third party shall be borne by the party whose findings differed from those generated by such third party.

         6.3      REPLACEMENT OF PRODUCTS THAT ARE NOT ACCEPTABLE PRODUCTS.

                  NOVAVAX shall, as KING's option, either replace any Product order, or portion thereof, which is not an Acceptable Product, at its cost and expense, including shipping costs, or refund to KING the payments made for such returned Products. NOVAVAX shall instruct KING as to the disposition of any Product order or portion thereof determined not to be an Acceptable Product. At the sole option of NOVAVAX, said Product may be returned to NOVAVAX, at NOVAVAX's expense including shipping costs, or destroyed in an environmentally acceptable manner, in accordance with applicable governmental regulations, at NOVAVAX's expense.

7.       TERM AND TERMINATION

         7.1      TERM OF AGREEMENT.

                  (a) The initial Term of this Agreement (the "Initial Term") shall commence as of the Effective Date hereof and, unless terminated sooner or extended as provided below, shall continue until the last to expire of any patent rights covering the Products which grant exclusivity to the marketing, distribution and sale of the Products (the Initial Term, as extended or sooner terminated, the "Term").

                  (b) If NOVAVAX (or any of its Affiliates) shall obtain any additional patent or other exclusive rights with respect to the manufacturing, sale, marketing or promotion of the Products, and such rights shall have a term which extends beyond the Initial Term ("Additional Exclusivity Rights"), then NOVAVAX shall so notify KING promptly and KING may, in its sole discretion, elect to extend the Initial Term until the expiration or termination of such Additional Exclusivity Rights (the "Extended Promotion Term"). If KING shall elect to extend the Initial Term pursuant to this Section 7.1(b), then KING shall provide written notice thereof to NOVAVAX at least sixty (60) days prior to the expiration of the Initial Term, in which case the terms and conditions of this Agreement shall remain in full force and effect until the expiration of the Extended Promotion Term, unless terminated sooner as provided herein.

         7.2      TERMINATION BY NOVAVAX.

                  (a) NOVAVAX shall have the right to terminate this Agreement at any time upon written notice to KING, if KING breaches in a material way any of the representations, warranties, covenants or agreements set forth in this Agreement or otherwise materially defaults in the performance of any of its duties or obligations under this Agreement, which breach or default shall not be cured within sixty (60) days after written notice is given to KING specifying the breach or default.

                  (b) To the extent permitted by law, NOVAVAX shall have the right to terminate this Agreement immediately upon notice to KING, if KING is declared bankrupt or insolvent where there is an assignment for the benefit of creditors, or if a receiver is appointed or proceedings commenced (and not dismissed within ninety (90) days), voluntarily or involuntarily, under any bankruptcy or similar law.

         7.3      TERMINATION BY KING.

                  KING shall have the right to terminate this Agreement, in its sole discretion, as follows:

                  (a) at any time on or before June 30, 2001 or immediately upon notice, in the event that KING, in conducting its continued due diligence on the Products, determines, in its sole discretion, that there are safety or efficacy concerns relating to the Products;

                  (b) immediately upon written notice to NOVAVAX, if (i) the FDA shall not have given written notice to NOVAVAX that the FDA has accepted the NDA for the ESTRASORB(R) Model Claims on or prior to March 31, 2002, or (ii) KING is advised between March 31, 2002 and December 31, 2002, by a nationally recognized pharmaceuticals consulting firm, that the FDA is not expected to approve the NDA for the ESTRASORB(R) by December 31, 2002 or (iii) the Product is not approved for marketing and sale for use in humans by the applicable governmental authorities in the Territory by December 31, 2004;

                  (c) at any time upon written notice to NOVAVAX, if NOVAVAX breaches in a material way any of the representations, warranties, covenants or agreements set forth in this Agreement or otherwise materially defaults in the performance of any of its duties or obligations under this Agreement, which breach or default shall not be cured within sixty (60) days after written notice is given to NOVAVAX specifying the breach or default;

                  (d) KING shall have the right to terminate this Agreement with respect to a specific country within the Territory upon thirty (30) days' prior notice to NOVAVAX if there has been a material adverse change in the market for any Product in such country such as a recall or withdrawal of a Product, or a safety problem related to a Product;

                  (e) immediately upon notice to NOVAVAX, to the extent permitted by law, if NOVAVAX is declared bankrupt or insolvent where there is an assignment for the benefit of creditors, or if a receiver is appointed or proceedings commenced (and not dismissed within ninety (90) days), voluntarily or involuntarily, under any bankruptcy or similar law; and

                  (f) an "Event of Default" shall have occurred under that certain 4% Convertible Senior Note, dated December 19, 2000, made by NOVAVAX to KING.

         7.4      EFFECTS OF TERMINATION.

                  (a) Upon termination of this Agreement, KING shall pay NOVAVAX for all direct costs associated with raw materials or components used in manufacturing, packaging, or labeling the Products, to the extent that such materials or components were purchased in reasonable quantities based on forecasts submitted by KING hereunder, which NOVAVAX determines, in its reasonable discretion, that it cannot practicably reuse in the manufacturing, packaging, or labeling of other products. At its option, KING will pay for the return or destruction of the obsolete materials or components.

                  (b) Neither the termination nor expiration of this Agreement shall release or operate to discharge either party from any liability or obligation that may have accrued prior to such termination or expiration. Any termination of this Agreement as provided herein shall not be an exclusive remedy but shall be in addition to any remedies whatsoever that may be available to the terminating party.

                  (c) Notwithstanding the giving of any notice of termination pursuant to this Section 7, each party shall continue to fulfill its obligations under this Agreement at all times until the effective date of any such termination.

         7.5      ACTIONS UPON TERMINATION.

                  (a) Except as set forth in Section 7.5(b) below, upon the termination or expiration of this Agreement for any reason, KING shall immediately cease all of its promotional and marketing activities for the terminated Products, discontinue any use of the NOVAVAX Trademarks related to the terminated Products, and, at NOVAVAX's election, return to NOVAVAX or destroy all sales training and Marketing Materials for the terminated Products containing NOVAVAX Trademarks and any remaining terminated Product samples (not already distributed or destroyed with destruction certified by KING).

                  (b) Notwithstanding Section 7.5(a), KING may continue to market, promote, distribute and sell the Product using the NOVAVAX Trademarks in accordance with the terms of this Agreement until the earlier of such time as KING's inventory of the Product existing at the time of termination is depleted or the dating on such Product has expired.

         7.6      SURVIVAL.

                  The representations, warranties, covenants and agreements of the parties in Sections 7, 8, 9, 10, 11 and 12 hereof shall survive any expiration or termination of this Agreement.

         7.7      PAYMENTS UPON TERMINATION.

                  (a) The expiration or termination of this Agreement pursuant to this Section 7 with respect to any Product shall not release (i) either party from any obligation to pay to the other party any amounts accrued under Section 5 of this Agreement in connection with activities completed, expenses accrued and Net Sales realized for such Product with respect to the period prior to the effective date of such expiration or termination; provided, that no further amounts shall be payable under Section 5, except as provided for in this Section 7.

8.       CONFIDENTIAL INFORMATION

         8.1      DUTY OF CONFIDENTIALITY.

                  Each party acknowledges that it may receive confidential or proprietary information of the other party in the performance of this Agreement, including without limitation information obtained or reviewed in connection with any audits or investigations performed pursuant to Section 5.1(c) or Section 5.2(b) of this Agreement. Each party shall hold confidential and shall not, directly or indirectly, disclose, publish or use for the benefit of any third party or itself, except in carrying out its duties hereunder, any Confidential or Proprietary Information of the other party or Confidential or Proprietary Information jointly developed by the parties, without first having obtained the furnishing party's written consent to such disclosure or use. "Confidential or Proprietary Information" shall include without limitation Know-How, scientific information, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, Specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property. This restriction shall not apply to any information within the following categories:

                           (i) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such information or its Affiliates, sublicensees, consultants and contractors, as applicable;

                           (ii) can be shown by written documentation to have been disclosed to or already in the possession of the receiving party or its Affiliates or sublicensees by a third party, provided such information was not obtained by such third party directly or indirectly from the other party under this Agreement;

                           (iii) can be shown by written documentation to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement by personnel without access to the Confidential Information;

                           (iv) is disclosed by the receiving party pursuant to interrogatories, formal requests for information or documents, subpoena, or a civil investigative demand of a court or governmental agency; provided, however, that, to the extent practicable, the receiving party shall notify the other party promptly following receipt thereof so that the other may seek a protective order or other appropriate remedy to prevent or limit such disclosure, and provided further that the disclosing party furnishes only that portion of the information which it is advised by counsel is legally required and imposes such obligations of secrecy as are possible in that regard;

                           (v) is required to be disclosed by a party under any statutory, regulatory or similar legislative requirement or any rule of any stock exchange to which it or any Affiliate is subject; provided, however, that the non-disclosing party shall be allowed to review the proposed disclosure and the disclosing party agrees to consider in good faith any proposed revisions thereof provided to the disclosing party within two (2) business days of the non-disclosing party's receipt of the proposed disclosure and the parties shall seek confidential treatment for such disclosure as permitted by applicable law; or

                           (vi)     is required by authorities to obtain
regulatory approval to market, promote, or sell the Products in the Territory.

         8.2      SURVIVAL.

         The obligations set forth in this Section 8 shall survive the termination or expiration of this Agreement for a period of five (5) years. The confidentiality obligations described in this Section 8 shall be in addition to the parties' obligations under the Confidentiality Agreement dated as of September 1, 2000 (the "Confidentiality Agreement"), except that to the extent there is a conflict between the Confidentiality Agreement and provisions of this Agreement, this Agreement shall govern.

9.       INDEMNIFICATION AND INSURANCE

         9.1      INDEMNIFICATION BY KING.

                  KING shall defend, indemnify and hold NOVAVAX and its Affiliates, and their respective officers, directors, employees, successors and assigns, harmless from and against any and all claims, liabilities, losses, costs, actions, suits, damages and expenses (other than special, incidental, consequential or punitive damages, but including attorneys' fees and costs) arising out of: (a) any breach by KING of any representation, warranty or covenant contained in this Agreement; and (b) any claims by third parties relating to the performance or nonperformance of KING's obligations under this Agreement; provided, however, that KING shall not be required to indemnify NOVAVAX with respect to any such claim, liability, loss, cost, action, suit, damage or expense hereunder to the extent the same is otherwise covered by NOVAVAX's indemnification obligation in Section 9.2, or which arises from NOVAVAX's negligent act or omission or intentional misconduct or that of any NOVAVAX Affiliate.

         9.2      INDEMNIFICATION BY NOVAVAX.

                  NOVAVAX shall defend, indemnify and hold KING and its Affiliates, and their respective officers, directors, employees, successors and assigns, harmless from and against any and all claims, liabilities, losses, costs, actions, suits, damages and expenses (other than special, incidental, consequential or punitive damages, but including attorneys' fees and costs) arising out of: (a) any breach by NOVAVAX of any representation, warranty or covenant contained in this Agreement; (b) the infringement or alleged infringement of any patent, trademark or other intellectual property rights of a third party by its activities with respect to the Products or Trademarks in accordance with the terms and conditions of this Agreement; (c) any personal injury (including death) and/or property damage resulting from the handling, possession or use of the Products in accordance with NOVAVAX's written instructions therefor that have been provided to KING; (d) any claims by third parties relating to the performance or nonperformance of NOVAVAX's obligations under this Agreement; and (e) any other liability arising out of the manufacture, marketing, labeling, distribution or use of the Products in accordance with NOVAVAX's written instructions therefor that have been provided to KING; provided, however, that NOVAVAX shall not be required to indemnify KING with respect to any such claim, liability, loss, cost, action, suit, damage or expense hereunder to the extent covered by KING's indemnification obligation in
Section 9.1, or which arises from KING's negligent act or omission or intentional misconduct or that of any KING Affiliate or which arises from any modification of the Products.

         9.3      CLAIMS PROCEDURES.

                  A party (the "Indemnitee") which intends to claim indemnification under this Section 9 shall notify the other party (the "Indemnitor") within a reasonable time in writing of any action, claim or liability in respect of which the Indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor (including its right to defend) is not prejudiced thereby. The Indemnitor shall have the right, by notice to the Indemnitee, to assume the defense of any such action or claim within the fifteen (15) day period after the Indemnitor's receipt of notice of any action or claim with counsel of the Indemnitor's choice and at the sole cost of the Indemnitor. If the Indemnitor does not so assume the defense of such third party claim, then the Indemnitee may assume such defense with reasonable counsel of its choice and at the sole cost of the Indemnitor. If the Indemnitor so assumes such defense, then the Indemnitee may participate therein through counsel of its choice, but at the sole cost of the Indemnitee. The party not assuming the defense of any such claim shall render all reasonable assistance as is requested to the party assuming such defense, and all reasonable out-of-pocket costs of such assistance shall be for the account of the Indemnitor. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party which shall not be unreasonably withheld; provided that the Indemnitee shall have no obligation to consent to any settlement of any such action or claim which imposes on the Indemnitee any liability or obligation which cannot be assumed and performed in full by the Indemnitor, and the Indemnitee shall have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the Indemnitor or its insurer.

         9.4      INSURANCE.

                  Each party shall maintain insurance (either through purchase of a policy from a nationally recognized third party insurer or through maintenance of a self-insurance program) against such risks and upon such terms (including coverages, deductible limits and self-insured retentions) as is customary for the activities to be conducted by such party under this Agreement and is appropriate to cover its indemnification obligations hereunder. Each party shall name the other as an additional insured on such party's relevant insurance policies, as its interests may appear, and shall furnish to the other party evidence of such insurance, upon request.

10.      REPRESENTATIONS AND WARRANTIES

         10.1     BY KING.

                  KING represents and warrants to NOVAVAX that:

                  (a) the execution, delivery and performance of this Agreement by KING does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which KING is a party; and

                  (b) the execution, delivery and performance of this Agreement by KING does not require the consent of any Person or the authorization of (by notice or otherwise) any governmental or regulatory authority, except as otherwise expressly provided in this Agreement.

         10.2     BY NOVAVAX.

                  NOVAVAX represents and warrants to KING that:

                  (a) the execution, delivery and performance of this Agreement by NOVAVAX does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which NOVAVAX is a party;

                  (b) the execution, delivery and performance of this Agreement by NOVAVAX does not require the consent of any Person or the authorization of (by notice or otherwise) any governmental or regulatory authority, except as expressly provided in this Agreement;

                  (c) the rights granted by NOVAVAX to KING hereunder do not conflict with any rights granted by NOVAVAX to any third party;

                  (d) subject to KING's responsibilities as set forth in this Agreement, NOVAVAX has sufficient rights in and to the Products and all intellectual property, use, development, manufacturing, marketing, distribution and sale rights related thereto necessary or advisable for such purposes as contemplated by this agreement (the "Product Rights"), free and clear of any liens or encumbrances;

                  (e) there are no agreements between NOVAVAX and any Person with respect to the rights of NOVAVAX in the Territory in the Products and the Product Rights;

                  (f) NOVAVAX has the right to and, as of the Effective Date, has no reason to believe it will not have a continuous and sufficient supply of the active ingredient included in the Products during the entire Term;

                  (g) it has no notice that any Product Rights, or that the use thereof as contemplated under this Agreement, interfere or infringe on any intellectual property rights owned or possessed by any Person;

                  (h) there are no third party pending patent applications which, if issued, may cover the use, development, manufacture, distribution or sale of the Products;

                  (i) there are no claims, judgments or settlements against or owed by NOVAVAX or pending or threatened claims or litigation relating to the Products or the Product Rights;

                  (j) it has reviewed the available safety data relating to the Products and has no reason to believe the Products are not safe;

                  (k) as of the time the Products are delivered to KING's designated destination hereunder and subject to KING's compliance with its obligations hereunder, all such Products supplied hereunder conform to the Specifications, will be manufactured in accordance with the NDA, and will not be adulterated or misbranded.

                  (l) it has not and will not use in any capacity the services of any persons debarred under 21 U.S.C. Section 335(a) or 355(b) in connection with the manufacture of the Products; and

                  (m) any Product samples provided to KING hereunder have been at all times in the control of NOVAVAX or its designate and meet applicable Specifications contained in the NDA for the Product.

11.      NOTICES

         Except as otherwise specifically provided herein, any notice or other documents to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered post, nationally recognized overnight courier or confirmed facsimile transmission to a party (followed by hard copy by mail) or delivered in person to a party at the address or facsimile number set out below for such party or such other address as the party may from time to time designate by written notice to the other:

         If to KING:

                  KING Pharmaceuticals, Inc.
                  501 Fifth Street
                  Bristol, Tennessee  37620
                  Attn:  President
                  Facsimile:  (423) 989-8055
                  with a copy (which shall not constitute notice) to:

                  KING Pharmaceuticals, Inc.
                  501 Fifth Street
                  Bristol, Tennessee  37620
                  Attn:  Executive Vice President and General Counsel
                  Facsimile:  (423) 989-6282

         If to NOVAVAX:

                  Novavax, Inc.
                  8320 Guilford Road
                  Columbia, Maryland  21046
                  Attn:  Chief Executive Officer
                  Telecopy:    (301) 854-3902

                  with a copy (which shall not constitute notice) to:

                  White & McDermott, P.C.
                  65 William Street, Suite 250
                  Wellesley, Massachusetts 02481
                  Attn:    David A. White
                  Telecopy:    (781) 237-8120

Any such notice or other document shall be deemed to have been received by the addressee three (3) business days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery thereof.

12.      MISCELLANEOUS PROVISIONS

         12.1     ASSIGNMENT; CHANGE OF CONTROL.

                  (a) Neither party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect, except that without the prior written consent of NOVAVAX, KING may assign its rights and obligations hereunder to an Affiliate. In the case of an assignment in accordance with this Section 12.1, the assigning party shall remain responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment and such transferee or successor shall assume in writing the obligations of the party to which it is the transferee or successor. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

                  (b) NOVAVAX and KING acknowledge and agree that KING's obligations, commitments (financial and otherwise) and investments pursuant to the terms hereof and pursuant to various other commercial arrangements between KING and NOVAVAX are based on the premise that (i) KING expects that it shall take several years for the NOVAVAX Products to develop and mature to be viable and economically profitable pharmaceutical products, and (ii) KING believes that the best organizational and corporate structure to achieve these objectives is for NOVAVAX to remain an independent biopharmaceutical company focused on the research, development and commercialization of proprietary healthcare products for women.

                  (c) Upon a Change of Control of NOVAVAX, King may elect, in King's sole option, to require NOVAVAX to (i) assign and transfer to KING all rights of ownership to any governmental or regulatory applications or approvals in the Territory issued or pending (including any correspondence with respect thereto) with respect to any NOVAVAX Products and any trademarks associated with any NOVAVAX Products in the Territory, and (ii) license to KING on an exclusive and perpetual basis solely in the Territory all intellectual property rights and Know How with respect to the NOVAVAX Products as may be necessary to make, use, promote and sell the NOVAVAX Products in the Territory; provided, however, if KING elects to exercise its rights set forth above, KING will pay NOVAVAX a royalty of seven and one-half percent (7.5%) of the Net Sales of the NOVAVAX Products received by KING, and such royalty payment shall be subject to the terms contained herein.

                  (d) NOVAVAX acknowledges and agrees that the agreements contained in this Section 12.1 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, KING would not enter into this Agreement and certain other commercial arrangements with NOVAVAX.

         12.2     GOVERNING LAW.

                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         12.3     NON-WAIVER.

                  The failure of either party to enforce or to exercise, at any time or for any period of time, any term of or any right arising pursuant to this Agreement does not constitute, and shall not be construed as, a waiver of such term or right, and shall in no way affect that party's right later to enforce or exercise such term or right.

         12.4     ENTIRE AGREEMENT.

                  This Agreement and the Confidentiality Agreements contain all of the terms agreed to by the parties regarding the subject matter of this Agreement and supersede any prior agreements, understandings or arrangements between them, whether oral or in writing. This Agreement may not be amended, modified, altered or supplemented except by means of a written agreement or other instrument executed by both of the parties hereto. No course of conduct or dealing between the parties shall act as a modification or waiver of any provisions of this Agreement.

         12.5     JURISDICTION; VENUE.

                  (a) Each of NOVAVAX and KING hereby waives personal service of any process upon it in connection with any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby covenants and agrees that all such service of process may be made in the manner set forth in Section 11 with the same effect as though served on it personally.

                  (b) NOVAVAX hereby covenants and agrees that any suit, action or proceeding initiated by NOVAVAX against KING, its affiliates, subsidiaries, successors and/or assigns arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought exclusively in the federal courts located in and/or state courts of the State of Tennessee. In the event of any such suit, action or proceeding initiated by NOVAVAX, each of NOVAVAX and KING hereby submit to the exclusive jurisdiction and venue of the federal courts located in and state courts of the State of Tennessee and hereby waive any and all objections based on jurisdiction or venue that such party may have under applicable law or the Federal Rules of Civil Procedure. Each of the parties hereby irrevocably designates CT Corporation in the State of Tennessee (the "Tennessee Process Agent") as its designee, appointee and agent to receive, for and on its behalf, service of process in the State of Tennessee in any such suit, action or proceedings with respect to this Agreement and the transactions contemplated hereby. Service on the Tennessee Process Agent shall be deemed complete upon delivery thereof to the Tennessee Process Agent, provided that, in the case of any such service upon the Tennessee Process Agent, the party effecting such service shall also deliver a copy thereof to the other parties in accordance with the notice provision set forth in Section 11. Each such party shall take all such action as may be necessary to continue the appointment of the Tennessee Process Agent in full force and effect or to appoint another agent, who shall thereafter be referred to herein as the "Tennessee Process Agent," so that each such party shall at all times have an agent for service for the foregoing purposes in the State of Tennessee.

                  (c) KING hereby covenants and agrees that any suit, action or proceeding initiated by KING against NOVAVAX, its affiliates, subsidiaries, successors and/or assigns arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought exclusively in the federal courts located in and/or state courts of the State of Maryland. In the event of any such suit, action or proceeding initiated by KING, each of NOVAVAX and KING hereby submit to the exclusive jurisdiction and venue of the federal courts located in and state courts of the State of Maryland and hereby waive any and all objections based on jurisdiction or venue that such party may have under applicable law or the Federal Rules of Civil Procedure. Each of the foregoing parties hereby irrevocably designates CT Corporation in the State of Maryland (the "Maryland Process Agent"), as its designee, appointee and agent to receive, for and on its behalf, service of process in the State of Maryland in any such suit, action or proceedings with respect to this Agreement and the transactions contemplated hereby. Service on the Maryland Process Agent shall be deemed complete upon delivery thereof to the Maryland Process Agent, provided that in the case of any such service upon the Maryland Process Agent, the party effecting such service shall also deliver a copy thereof to the other parties in accordance with the notice provision set forth in Section 11. Each such party shall take all such action as may be necessary to continue the appointment of the Maryland Process Agent in full force and effect or to appoint another agent, who shall thereafter be referred to herein as the "Maryland Process Agent," so that each such party shall at all times have an agent for service for the foregoing purposes in the State of Maryland.

         12.6     SEVERABILITY.

                  In the event that any of the provisions or a portion of any provision of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction or a governmental authority, such provision or portion of provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal or unenforceable and the validity, legality and enforceability of the enforceable portion of any such provision and the remaining provisions shall not be adversely affected thereby.

         12.7     RELATIONSHIP OF THE PARTIES.

                  The parties hereto are acting and performing as independent contractors. Nothing in this Agreement creates the relationship of partnership, joint venture, sales agency or principal and agent. Neither party is the agent of the other, and neither party may hold itself out as such to any other party. All financial obligations associated with each party's business shall be the sole responsibility of such party.

         12.8     PUBLIC ANNOUNCEMENTS.

                  The form and content of any public announcement to be made by one party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable law (including, without limitation, disclosure requirements of the SEC, NYSE, NASDAQ, AMEX or any other stock exchange) in which event the other party shall endeavor to give the other party reasonable advance notice and review of any such disclosure.

         12.9     COUNTERPARTS.

                  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

         12.10 FORCE MAJEURE.

                  Neither party shall be liable to the other party for any failure to perform as required by this Agreement (other than the obligation to pay money) if the failure to perform is due to circumstances reasonably beyond such party's control including, without limitation, acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, drought, war, sabotage, embargo, utility failures, material shortages, labor disturbances, a national health emergency, or appropriations of property. A party whose performance is affected by a force majeure event shall take prompt action using its reasonable best efforts to remedy the effects of the force majeure event.

         12.11 INTERPRETATION.

                  The parties hereto acknowledge and agree that: (a) each party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; and (b) the terms and provisions of this Agreement shall be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation or drafting of this Agreement.

         12.12 CERTAIN EXPENSES AND COMMISSIONS.

                  Except as otherwise expressly set forth in this Agreement, the parties hereto shall each pay all their costs and expenses, including legal and accounting fees, incurred in connection with the preparation, negotiation, execution and delivery of this Agreement, respective brokerage fees, commissions and finder's fees, if any, and shall indemnify and hold the other harmless from and against any and all other claims or liabilities for such costs and expenses, brokerage fees, commissions and finder's fees incurred by reason of any action taken by any such party.

         12.13 THIRD PARTY BENEFICIARIES.

                  This Agreement is not intended to confer upon any non-party rights or remedies hereunder, except as may be received or created as part of a valid assignment.

         12.14 COVENANT NOT TO PROMOTE COMPETING PRODUCT.

                  NOVAVAX shall not (and shall not assist any third party to) manufacture, market, sell, or promote in the Territory any product directly competitive with any of the Products during the Term of this Agreement.

         12.15 HEADINGS.

                  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties have duly executed this Exclusive License and Distribution Agreement as of the first date written above.


                                     KING PHARMACEUTICALS, INC.



                                     By:
                                        ---------------------------------------
                                     Name:
                                          -------------------------------------
                                     Title:
                                           ------------------------------------


                                     NOVAVAX, INC.



                                     By:
                                        ---------------------------------------
                                     Name:
                                          -------------------------------------
                                     Title:
                                           ------------------------------------

                                     ANNEX I

                                   DEFINITIONS


                  "ACT" shall mean the United States Federal Food, Drug and Cosmetic Act, as it may be amended from time to time[, and corresponding laws in the Territory].

                  "ADDITIONAL EXCLUSIVITY RIGHTS" shall have the meaning set forth in Section 7.1(b).

                  "AFFILIATE(s)" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. A Person shall be regarded as in control of another Person if such Person owns, or directly or indirectly controls, more than fifty percent (50%) of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if such Person directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract or any other means whatsoever, provided, however, that, for purposes of this Agreement, the term "Affiliate" shall not include subsidiaries in which a party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the Board of Directors, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

                  "AGREEMENT" shall mean this Agreement, together with all appendices, exhibits and schedules referenced herein or attached hereto, and as the same may be amended or supplemented from time to time hereafter pursuant to the provisions hereof.

                  "BINDING QUARTERLY FORECAST" shall have the meaning set forth in Section 3.2.

                  "CALENDAR QUARTER" shall mean each three (3) month period commencing on the first (1st) day of January, April, July or October, as the case may be, during the Term.

                  "CHANGE OF CONTROL" shall mean any sale of voting securities or sale of assets (whether by sale, merger, consolidation, share exchange or otherwise in one transaction or a series of transactions) in or by a party hereto that, directly or indirectly, results in any third party becoming the beneficial owner, directly or indirectly, of securities or assets of such first party representing over fifty percent (50%) of the combined voting power of such Person's then outstanding securities or over fifty percent (50%) of such first party's total assets.

                  "COMMERCIALLY REASONABLE EFFORTS" shall mean efforts and resources normally used by a party for a product owned by it or to which it has rights, which is of similar market potential at a similar state in its development or product life, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the applicable products, and other relevant commercial factors.

                  "CONFIDENTIALITY AGREEMENTS" shall have the meaning set forth in Section 8.

                  "CONFIDENTIAL OR PROPRIETARY INFORMATION" shall have the meaning set forth in Section 8.

                  "COST OF PRODUCTS" shall mean an amount equal to the fully allocated costs of the Products incurred by NOVAVAX in connection with manufacturing the Products, and NOVAVAX' performance of this Agreement, in accordance with GAAP.

                  "CURRENT GOOD MANUFACTURING PRACTICES" shall mean the current standards for the manufacture of biologicals, as set forth in the Act and applicable regulations and guidelines promulgated thereunder or successors thereto, as shall be in effect from time to time during the Term.

                  "EFFECTIVE DATE" shall have the meaning set forth in the PREAMBLE of this Agreement.

                  "ESTRASORB" shall mean the product described in Phase III Clinical Studies.

                  "EXTENDED PROMOTION TERM" shall have the meaning set forth in
Section 7.1(b).

                  "FDA" shall mean the United States Food and Drug Administration or any successor entity thereto.

                  "GAAP" shall mean United States generally accepted accounting principles.

                  "INDEMNITEE" shall have the meaning set forth in Section 9.3.

                  "INDEMNITOR" shall have the meaning set forth in Section 9.3.



                                  ANNEX I - 2

                  "INITIAL TERM" shall have the meaning set forth in Section 7.1(a).

                  "KING" shall have the meaning set forth in the PREAMBLE of this Agreement.

                  "KNOW-HOW" shall mean all tangible and intangible technical and other information including, but not limited to ideas, conceptions, reductions-to-practice, discoveries, data, designs, chemical structures, formulae, materials, intermediates, inventions (whether patentable or not), methods, models, prototypes, samples, works (whether copyrightable or not), assays, research plans, procedures, designs, experiments, tests, results of experimentation and testing (including results of research or development), processes (including manufacturing processes, uses, specifications and techniques), laboratory records, note books, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data, summaries and information contained in submissions to and from ethical committees and regulatory authorities, which relates to or concerns a Product. Know-How includes all documents and copies thereof (whether in written, machine-readable, physical or graphic form) and other things (such as prototypes, materials, samples, models, etc.) which contain, embody or refer to the Know-How. Such information, documents or things will not be excluded from being Know-How hereunder by reason of the fact that they become available to the public only through a wrongful act or omission to act of a party hereto or a sublicensee or distributor of a party hereto. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. Know-How includes, but is not limited to, any and all rights that protect the Know-how, such as copyrights software, rights, trade secret rights, database rights and/or design rights.

                  "MODEL CLAIMS" shall mean final approval by the FDA of Estrasorb as an estrogen hormone replacement therapy prescription product.

                  "NDA" shall mean the new drug applications related to the Products, submitted to the FDA pursuant to provisions of the Act and applicable regulations related thereto.


                  "NET SALES" shall mean all gross revenue actually received by a party from sales of the Products, less (a) credits for refunds and returns,
(b) sales, use and similar taxes billed by such party to its customers and required to be paid to the appropriate taxing authorities by such party; (c) discounts, allowances and commissions paid or allowed by a party on sales of the



                                  ANNEX I - 3

Products, and (c) amounts paid by such party and billed through to such party's customers for insurance, shipping and similar charges.

                  "NON-BINDING FORECASTS" shall have the meaning set forth in
Section 3.2.
                  "NON-SERIOUS ADVERSE EVENT" shall mean any adverse drug experience associated with the use of the Products in humans, whether or not considered drug related, which is not a Serious Adverse Event.

                  "NOVAVAX" shall have the meaning set forth in the PREAMBLE.

                  "NOVAVAX GUIDELINES" shall have the meaning set forth in
Section 2.3(a).

                  "NOVAVAX TRADEMARK" shall mean the federally registered trademark ESTRASORB(R), and any other related trademark or servicemark containing the word "ESTRASORB", and any other trademark or service mark (whether registered or unregistered) that NOVAVAX decides to use on or with the Products or in any promotional material related to any of the Products.

                  "OB/GYN" shall have the meaning set forth in the PREAMBLE of the Agreement in each case who are authorized by applicable law to prescribe the Products.

                  "PDMA" shall mean the Prescription Drug Marketing Act, as amended, and the implementing rules and regulations thereunder.

                  "PERSON" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

                  "PRIMARY BRAND TRADEMARK" shall have the meaning set forth in
Section 2.3(c).

                  "PRODUCT" shall mean ESTRASORB(TM) and any hormone replacement therapy pharmaceutical product marketed in the field of women's health including or using technology or Know-How derived from to ESTRASORB(TM), including but not limited to products containing a combination of a Product and another pharmaceutical product; provided that Product shall specifically exclude any pharmaceutical or related products owned by NOVAVAX as a direct result of the consummation of the Fielding Acquisition Agreement.



                                  ANNEX I - 4

                  "PRODUCT INITIATION DATE" shall mean the date on which the FDA provides written approval of the NDA for ESTRASORB(R).

                  "PRODUCT RIGHTS" shall have the meaning set forth in Section 10.2(d).

                  "PRODUCT TECHNICAL COMPLAINTS" shall mean any complaint that questions the purity, identity, potency or quality of the Products, its packaging or labeling, the compliance of any batch of the Products with applicable laws, including the Act, or any complaint that concerns any incident that causes the Products or their labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the Products, or any failure of one or more batches of the Products to meet the Specifications therefor in the NDA.

                  "PURCHASE PRICE" shall have the meaning set forth in Section 5.1(a).

                  "ROYALTY PAYMENT" shall have the meaning set forth in Section 5.2.

                  "SERIOUS ADVERSE EVENT" shall mean any serious and unexpected adverse drug experience, as defined by FDA in 21 C.F.R. Section 314.80, associated with the use of the drug in humans, whether or not considered drug related.

                  "SOP" shall have the meaning set forth in Section 4.4.

                  "SPECIFICATIONS" shall mean the specifications for the Product set forth in the NDA for the Product, as such NDA may be amended from time to time.

                  "TERM" shall have the meaning set forth in Section 7.1(a).

                  "TERRITORY" shall mean anywhere in the world except the United States, its territories and possessions, the District of Columbia, the Commonwealth of Puerto Rico, Canada, Italy, the Netherlands, Greece, Switzerland and Spain.

                  "TRADEMARKS" shall mean the NOVAVAX Trademarks.




                                  ANNEX I - 5

                                 EXHIBIT 2.3(a)

                                   TRADEMARKS


                                    NOVAVAX:

                                  NOVAVAX Logo

                               EXHIBIT 2.3(c)(ii)

                            PRIMARY BRAND TRADEMARKS


                                  ESTRASORB(TM)









                                       ii